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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
 to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2001

ALLIANT TECHSYSTEMS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-10582	41-1672694
(Commission File Number)	(I.R.S. Employer Identification No.)

600 Second Street, N.E., Hopkins, Minnesota 55343

(Address of Principal Executive Offices) (Zip Code)

(592) 931-6000

(Registrant's Telephone Number, Including Area Code)

Item 2.  Acquisition or Disposition of Assets.

    On April 20, 2001, we purchased from Alcoa Inc. for $685 million in cash, all of the common stock of Cordant Technologies Inc. following the divestiture by Cordant of all of its assets and liabilities other than those related to its Thiokol rocket propulsion systems segment. The total fees and expenses are estimated to be approximately $39 million. Thiokol became part of Alcoa when Alcoa acquired Cordant in May 2000.

    Thiokol is a leading producer of rocket propulsion systems for space and defense applications. The largest part of Thiokol's business, comprising 63% of sales in fiscal 2000, is the sale of reusable solid rocket motors to NASA. Other propulsion systems manufactured by Thiokol include CASTOR® solid rocket motors, which are used in unmanned space launch vehicles and STAR™ motors, which are used for placing satellites in their final orbits. Thiokol also manufactures propulsion and ordnance systems for the Trident II and Minuteman missiles, produces illuminating flares and has demilitarization contracts related to the servicing and dismantling of various missiles.

    The purchase agreement for the Thiokol propulsion business contains customary representations, warranties and covenants for transactions of this type. In addition, Alcoa agreed not to compete with us in the propulsion business for a period of three years following the closing. We agreed to continue to employ the officers and employees of Cordant related to the Thiokol propulsion business following the closing and to provide them with employee benefits until December 31, 2002 that are not less favorable in the aggregate than the benefits provided to them before the acquisition.

    We and Alcoa have agreed to indemnify one another for breaches of our respective representations, warranties and covenants in the purchase agreement. Subject to limited exceptions, primarily relating to tax and environmental indemnities, no party may assert a claim for indemnity against the other party for breach of its representations and warranties unless the amount of such claim exceeds $100,000 individually and $5 million in the aggregate with respect to all such claims, in which event the indemnified party may assert its right to indemnification for the full extent of all such indemnifiable losses. The indemnification obligation of each party for breaches of its representations and warranties is capped at $5 million. Alcoa has agreed to indemnify us in full for all liabilities related to the distribution and/or divestiture of Cordant's assets and liabilities other than those related to the Thiokol propulsion business, and all pre-closing tax liabilities, including any tax liabilities arising as a result of the distribution or divestiture. We have agreed to indemnify Alcoa against any post-closing tax liabilities.

    Alcoa has also agreed to indemnify us against any environmental liabilities arising out of the Thiokol propulsion business we acquired to the extent we cannot seek reimbursement or indemnification from the United States government or from Morton International under the terms of the spin-off of Cordant from Morton International in 1989. Alcoa's environmental indemnity is only triggered if our unreimbursed environmental liabilities arising out of the Thiokol propulsion business, at any Thiokol property, exceed $14.0 million, following which we and Alcoa would each bear 50% of the next $20 million of such liability, subject to our having appropriately notified Alcoa of issues identified prior to January 30, 2004. Alcoa's obligation under this environmental indemnity is capped at $10 million.

    Our transitional services agreement with Alcoa and Thiokol provides for certain services supporting our acquisition, including services related to payroll, employee benefits, information systems and tax support.

    In connection with the Thiokol acquisition, we entered into new senior credit facilities consisting of: (1) a $250 million six-year revolving working capital and letter of credit facility; (2) a $300 million six-year Tranche A term loan; and (3) a $500 million eight-year Tranche B term loan. We also entered into a $125 million senior subordinated credit facility. We used the proceeds from the senior credit facilities and the senior subordinated credit facility to pay the purchase price and the related fees and expenses for the Thiokol acquisition and to refinance approximately $277 million of existing indebtedness.

Item 5.  Other Events.

    This Current Report on Form 8-K is being filed with the Securities and Exchange Commission by us for the purpose of providing (1) the information set forth in press releases issued by Alliant on April 27, 2001, copies of which are filed as Exhibit 99.1, 99.2 and 99.3 hereto, respectively, (2) the information contained in Annex A, which updates and augments information about our business and that of Thiokol, (3) certain unaudited historical financial information for Thiokol and (4) certain unaudited pro forma information for us, giving effect to the Thiokol acquisition, among other things, all of which are incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

  (a)
  Financial Statement of Businesses Acquired.

  To be filed by amendment to Form 8-K not later than June 19, 2001.

  (b)
  Pro Forma Financial Information.

  To be filed by amendment to Form 8-K not later than June 19, 2001.

  (c)
  Exhibits.

  The following exhibits are filed herewith:

  99.1
  Press Release issued on April 27, 2001.

  99.2
  Press Release issued on April 27, 2001.

  99.3
  Press Release issued on April 27, 2001.

SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.
By:	/s/ RICHARD N. JOWETT Name: Richard N. Jowett Title: Vice President and Treasurer

Date: May 1, 2001

ANNEX A—RECENT DEVELOPMENTS AND ADDITIONAL INFORMATION

    We have historically been organized along three operating segments: Aerospace, Conventional Munitions and Defense Systems. Within these segments, we have four business lanes, which represent our core competencies: propulsion and composites, each of which falls within our Aerospace segment; conventional munitions, which corresponds to our Conventional Munitions segment; and precision capabilities, which corresponds to our Defense Systems segment. During fiscal 2001, we moved our missile products business, Alliant Missile Products Company LLC, to our Aerospace segment. Segment information throughout this Current Report on Form 8-K has been reclassified to reflect this realignment for all periods. As of April 1, 2001, we further realigned our operations from three to two segments by combining our Conventional Munitions and Defense Systems segments into a single segment called "Defense," while retaining our four business lanes. The information contained in this Current Report on Form 8-K does not reflect this latest realignment. Neither of these realignments impacts our consolidated operating results or financial position.

    Except as otherwise expressly noted, all information in this Current Report on Form 8-K with respect to our business, operating results and financial position is presented on a pro forma basis giving effect to the Thiokol acquisition, the related financing, and the sale of our Kilgore flares business in February 2001. When we refer to information on an historical basis, we are presenting Alliant historical information before giving effect to the Thiokol acquisition, unless otherwise specified.

    Unless otherwise indicated, as used in this Current Report on Form 8-K, the terms "we," "our" and "us" refer to Alliant Techsystems Inc. and its subsidiaries, including Thiokol. Our fiscal year ends on March 31 of each year. When we refer to a fiscal year, such as fiscal 2000, we are referring to the fiscal year ended on March 31 of that year. Thiokol's fiscal year has historically ended on December 31 of each year, but will now end on March 31 of each year.

    The special purpose balance sheet of Thiokol included in this Current Report on Form 8-K has not been prepared in accordance with generally accepted accounting principles in the United States in two minor respects. An audited balance sheet prepared in accordance with generally accepted accounting principles in the United States will be filed by amendment to this Form 8-K not later than June 19, 2001.

    The information contained in this Current Report on Form 8-K supplements information contained in our Annual Report on Form 10-K for year ended December 31, 2000 to reflect the Thiokol acquisition.

FORWARD-LOOKING STATEMENTS

    Some of the statements made and information contained in this Current Report on Form 8-K, excluding historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the integration of Thiokol and realization of the expected benefits and synergies, the funding of future growth, long-term debt repayment, environmental remediation costs and reimbursement prospects, and in general, the financial and operating impact of the resolution of environmental and litigation contingencies. These forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially. Some of these risks and uncertainties are described in connection with the applicable forward-looking statements. Additional risks and uncertainties include, but are not limited to, changes in government spending and budgetary policies, governmental laws and other rules and regulations relating to various matters such as environmental remediation, contract pricing, changing economic and political conditions in the United States and in other countries, changes in the number or timing of commercial space launches, international trading restrictions, outcome of periodic union negotiations, customer product acceptance, our success in program pursuits, program performance, continued access to technical and capital resources, and supply and availability of raw materials and components.

A–1

PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

    The following pro forma combined consolidated financial information has been prepared to reflect the Thiokol acquisition and the related financing, and the sale of our Kilgore flares business. The pro forma combined statements of operations have been prepared as if each of these transactions occurred at the beginning of the period presented, while the pro forma combined balance sheet has been prepared as if each of these transactions occurred December 31, 2000.

    Our fiscal year ends on March 31 of each year while Thiokol's fiscal year ends on December 31 of each year. Accordingly, for purposes of the pro forma combined statements of operations, where necessary, we have combined annual and quarterly results for each company in order to provide comparable results for the periods presented. In addition, for purposes of the pro forma financial information, the historical financial information of Thiokol has been adjusted to eliminate the effect of assets not acquired and liabilities not assumed by us in our purchase of Thiokol's rocket propulsion business.

    The Thiokol acquisition will be accounted for under the purchase method of accounting. Under this method of accounting, the identifiable assets and liabilities of the Thiokol business will be adjusted to their estimated fair values. In connection with the acquisition of Cordant by Alcoa in May 2000, the Thiokol assets were adjusted to their estimated fair values. We will review these fair values and, as a result, the adjustments made by Alcoa may be further adjusted.

    The pro forma combined consolidated financial statements and other data have been prepared based on the foregoing. Such statements should be read together with the historical financial statements of Alliant previously filed with the Securities and Exchange Commission in Alliant's Annual Report on Form 10-K for the year ended March 31, 2000 and its quarterly report on Form 10-Q for the quarter ended December 31, 2000, the historical financial statements of Thiokol included elsewhere in this Current Report of Form 8-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in each such report, as applicable. The following pro forma statements and other data do not purport to be indicative of the financial position or results of operations that would have been reported had the transactions been effected on the dates indicated, or which may be reported in the future. In addition, we are presenting a pro forma combined consolidated income statement and other data for the twelve months ended December 31, 2000, the inclusion of which the Securities and Exchange Commission may not view as complying with Article 11 of Regulation S-X under the Securities Act. We have, however, prepared the information contained in this pro forma combined consolidated income statement and other data consistent with the principles outlined in Article 11 of Regulation S-X. In addition, the Thiokol financial information as of and for the year ended December 31, 2000, on which all of the pro forma combined consolidated financial information is based, is unaudited. As a result of the audit of Thiokol's financial statements, some numbers may change. In accordance with Section 13 of the Securities Act of 1934 and the requirements of Form 8-K, we intend to file audited financial statements for Thiokol and revised pro forma financial information based on the audited Thiokol financial statements not later than June 19, 2001.

    Thiokol results for calendar year 2000 and the twelve months ended March 31, 2000 include a full allocation of Cordant corporate office expenses for the period January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period May 26 to December 31, 2000. No Alcoa corporate office expenses were allocated to Thiokol from May 26 to December 31, 2000 under Alcoa ownership. These corporate office expenses include the salaries and related costs of executive management and their support staff, including the legal, human resources, finance, and other administrative functions. All of these functions also exist at Alliant. Therefore, we do not expect any increase to our total corporate general overhead costs going forward as a result of the Thiokol acquisition and no increase in these costs has been reflected in the pro forma combined consolidated financial information which follows.

A–2

Pro Forma Combined Consolidated Income Statement And Other Data
Twelve Months Ended December 31, 2000
(dollars in thousands, except ratios)

	Historical
	Alliant Twelve Months Ended December 31, 2000	Thiokol Year Ended December 31, 2000	Pro Forma Adjustments		Pro Forma Combined

Income Statement Data:
Sales	$1,125,655	$607,006	$(33,465)	(a)	$1,699,196
Cost of sales	902,237	495,638	(29,360)	(a)(b)	1,368,515
Research and development	10,595	7,633	(110)	(a)	18,118
Selling	25,920	5,337	(1,028)	(a)	30,229
General and administrative	58,821	6,705	(2,777)	(a)	62,749
Other operating activities	(4,390)	(285)	—		(4,675)

Income from operations	132,472	91,978	(190)		224,260
Interest expense	(35,019)	—	(58,571)	(c)	(93,590)
Interest income	873	—	—		873

Income from operations before income taxes	98,326	91,978	(58,761)		131,543
Income tax provision	32,185	32,192	(19,760)	(d)	44,617

Income before extraordinary loss	66,141	59,786	(39,001)		86,926
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	(3,600	)(e)	(3,600)

Net income	$66,141	$59,786	$(42,601)		$83,326

Other Data:
EBITDA(g)	$178,300	$122,025	$(1,085)		$299,240
Depreciation and amortization	45,828	30,047	(895)		74,980
Capital expenditures	33,920	12,332	(1,206)		45,046
Ratio of EBITDA to interest expense					3.2	x
Ratio of total debt to EBITDA					3.6	x
Ratio of net debt to EBITDA					3.5	x

See Notes to Pro Forma Combined Consolidated Income Statements and Other Data.

A–3

Pro Forma Combined Consolidated Income Statement And Other Data
Year Ended March 31, 2000
(dollars in thousands)

	Historical
	Alliant Year Ended March 31, 2000	Thiokol Twelve Months Ended March 31, 2000	Pro Forma Adjustments		Pro Forma Combined
Income Statement Data:
Sales	$1,077,520	$594,892	$(27,025)	(a)	$1,645,387
Cost of sales	861,433	478,490	(22,330)	(a)(b)	1,317,593
Research and development	11,177	8,826	(136)	(a)	19,867
Selling	25,188	7,064	(932)	(a)	31,320
General and administrative	59,630	8,747	(3,007)	(a)	65,370
Other operating activities	(481)	726	—		245

Income from operations	120,573	91,039	(620)		210,992
Interest expense	(33,999)	—	(57,338)	(c)	(91,337)
Interest income	656	—	(3)		653

Income from continuing operations before income taxes	87,230	91,039	(57,961)		120,308
Income tax provision	22,778	31,864	(18,632)	(d)	36,010

Income from continuing operations	64,452	59,175	(39,329)		84,298
Gain on disposal of discontinued operations, net of income taxes(f)	9,450		—		9,450

Income before extraordinary loss	73,902	59,175	(39,329)		93,748
Extraordinary loss on early extinguishment of debt, net of taxes	—	—	(3,600	)(e)	(3,600)

Net income	$73,902	$59,175	$(42,929)		$90,148

Other Data:
EBITDA(g)	$168,395	$108,328	$1,299		$275,359

See Notes to Pro Forma Combined Consolidated Income Statements and Other Data.

A–4

Pro Forma Combined Consolidated Income Statement and Other Data
Nine Months Ended December 31, 2000
(dollars in thousands)

	Historical
	Alliant Nine Months Ended December 31, 2000	Thiokol Nine Months Ended December 31, 2000	Pro Forma Adjustments		Pro Forma Combined

Income Statement Data:
Sales	$818,052	$459,868	$(21,666	)(a)	$1,256,254
Cost of sales	648,153	374,967	(20,721	)(a)(b)	1,002,399
Research and development	7,004	5,158	(63	)(a)	12,099
Selling	18,409	4,379	(770	)(a)	22,018
General and administrative	44,346	4,402	(2,089	)(a)	46,659
Other operating activities	—	(187)	—		(187)

Income from operations	100,140	71,149	1,977		173,266
Interest expense	(26,570)	—	(43,623	)(c)	(70,193)
Interest income	636	—	—		636

Income from operations before income taxes	74,206	71,149	(41,646)		103,709
Income tax provision	25,433	24,902	(14,851	)(d)	35,484
Net income	$48,773	$46,247	$(26,795)		$68,225

Other Data:
EBITDA(g)	$134,854	$96,978	$3,282		$233,117

See Notes to Pro Forma Combined Consolidated Income Statements and Other Data.

A–5

Notes To Pro Forma Combined Consolidated
Income Statements and Other Data

(dollars in thousands)

(a)
The adjustments reflect the elimination of the operating results of our Kilgore flares business, which was sold in February 2001.

(b)
The adjustments reflect the additional amortization expense for incremental goodwill created as a result of the acquisition. This is based on our initial allocation of the purchase price and is subject to change pending subsequent valuations.

Purchase price	$685,000
Net assets acquired	(630,572)
Deferred tax liability	118,200
Other adjustments (net)	(11,522)

Incremental goodwill	$161,106

This
incremental goodwill will be amortized over 40 years and is pro rated for the nine months ended December 31, 2000.

(c)
Total interest expense was adjusted to reflect additional interest expense on the new senior credit facilities and the amortization of deferred financing costs related to the transaction. The actual calculations for each of these periods are shown in the following tables, and assume a LIBOR rate of 4.5%. The pro forma income statements and other data do not reflect interest expense or financing costs related to the senior subordinated credit facility, which we expect to refinance in the near future.

The
following table reflects the calculation of pro forma interest expense for twelve months and nine months ended December 31, 2000:

	Amount	Interest Rate	Interest Expense
Assumed revolver balance year-end	$68,000	7.50%	$5,100
Tranche A term loans	183,000	7.25%	13,268
Tranche B term loans, floating	240,000	7.50%	18,000
Tranche B term loans, swapped to fixed	100,000	8.81%	8,810
Tranche B term loans, swapped to fixed	160,000	9.34%	14,944
Refinancing debt	250,000	9.25%	23,125

Subtotal new debt(1)	$1,001,000	8.32%	$83,247
Amortization of deferred financing costs ($30M/amortized 6 years)			$5,000
Average revolver balance for calendar 2000	$71,250	7.50%	$5,343

Total for twelve months ended December 31, 2000	$1,072,500	8.73%	$93,590
Pro rata amount for nine months ended December 31, 2000 (75%)			$70,193

A–6

The
following table reflects the calculation of pro forma interest expense for year ended March 31, 2000:
	Amount	Interest Rate	Interest Expense
Assumed revolver balance year-end	$68,000	7.50%	$5,100
Tranche A term loans	183,000	7.25%	13,268
Tranche B term loans, floating	240,000	7.50%	18,000
Tranche B term loans, swapped to fixed	100,000	8.81%	8,810
Tranche B term loans, swapped to fixed	160,000	9.34%	14,944
Refinancing debt	250,000	9.25%	23,125

Subtotal new debt(1)	$1,001,000	8.32%	$83,247
Amortization of deferred financing costs ($30M/amortized 6 years)			5,000
Average revolver balance for fiscal 2000	41,200	7.50%	3,090

Total for twelve months ended March 31, 2000	$1,042,200	8.76%	$91,337

    (1)
    These amounts reflect the repayment of approximately $74 million of debt under our existing credit facilities between January 1, 2001 and the refinancing of these credit facilities on April 20, 2001.

(d)
The total income tax provision was adjusted for the effects of the pro forma adjustments. The revised effective tax rates vary from statutory rates principally due to tax effects associated with our business strategies, resolution of tax matters, and utilization of available tax loss carryforwards.
(e)
The pro forma combined consolidated income statements and other data for the twelve months ended December 31, 2000 and the year ended March 31, 2000 assume that the transactions occurred at the beginning of the period. For those periods, we have assumed an early extinguishment of our existing debt, resulting in an extraordinary loss of $6.0 million, net of a $2.4 million tax benefit, due to the write-off of previously deferred financing fees and expenses.
(f)
In fiscal 2000, we received net proceeds from an insurance settlement relating to our former demilitarization operations, resulting in a gain on disposal of discontinued operations of $9.5 million, net of $0.1 million in taxes.
(g)
EBITDA represents income from operations before net interest, income taxes, depreciation and amortization. EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements.

A–7

Pro Forma Combined Consolidated Balance Sheet
As of December 31, 2000
(Dollars in thousands, except share data)

	Historical
	Alliant December 31, 2000	Thiokol December 31, 2000	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Cash and cash equivalents	$31,248	$12	$(2)	(a)	$31,258
Receivables	240,102	120,626	11,499	(a)(b)	372,227
Net inventory	55,861	38,218	(6,522)	(a)	87,557
Deferred income tax asset	5,480	—	—		5,480
Other current assets	4,695	30	(7)	(a)	4,718

Total current assets	337,386	158,886	4,968		501,240
Net property, plant and equipment	311,628	314,636	(7,281)	(a)	618,983
Goodwill	123,148	202,516	161,106	(b)	486,770
Prepaid and intangible pension assets	91,623	174,689	—		266,312
Deferred charges and other non-current assets	15,915	12,731	24,000	(c)	52,646

Total assets	$879,700	$863,458	$182,793		$1,925,951

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$65,813	$—	$(39,313)	(d)	$26,500
Line of credit borrowings	60,000	—	82,022	(d)	142,022
Accounts payable	57,645	26,611	(2,842)	(a)	81,414
Contract advances and allowances	46,284	16,099	(1,626)	(a)	60,757
Accrued compensation	31,308	24,000	(415)	(a)	54,893
Accrued income taxes	13,611	—	—		13,611
Other accrued liabilities	53,589	13,689	(437)	(a)	71,262

Total current liabilities	328,250	80,399	37,389		446,038
Long-term debt	225,209	—	681,291	(d)	906,500
Post-retirement and post-employment benefits liability	111,117	113,800	—		224,917
Other long-term liabilities	42,070	38,687	118,200	(b)	198,957

Total liabilities	706,646	232,886	836,880		1,776,412
Common Stock — $.01 par value
Authorized — 20,000,000 shares
Issued and outstanding — 13,970,362 shares	208	—	—		208
Additional paid-in-capital	230,062	—	—		230,062
Retained earnings	245,964	—	(23,515)	(a)(c)	222,449
Parent company investment	—	630,572	(630,572)	(b)	—
Unearned compensation	(4,240)	—	—		(4,240)
Pension liability adjustment	(3,768)	—	—		(3,768)
Common stock in treasury, at cost (4,546,409 shares)	(295,172)	—	—		(295,172)

Total stockholders' equity	173,054	630,572	(654,087)		149,539

Total liabilities and stockholders' equity	$879,700	$863,458	$182,793		$1,925,951

See Notes to Pro Forma Combined Consolidated Balance Sheet.

A–8

Notes to Pro Forma Combined Consolidated Balance Sheet
(dollars in thousands)

  (a)
  The adjustments reflect the elimination of the assets, liabilities and retained earnings of our Kilgore flares business, which was sold in February 2001.

  (b)
  The adjustments reflect the acquisition, associated transaction expenses, and certain adjustments, resulting in a net increase in goodwill, as outlined below:

Purchase Price	$685,000
Net assets acquired	(630,572)
Deferred tax liability	118,200
Other adjustments (net)	(11,522)

Incremental goodwill	$161,106

    The other adjustments shown above include the impact to goodwill for transaction expenses, and an adjustment to conform Thiokol's revenue recognition policy to ours for certain long-term production contracts. The deferred tax liability relates primarily to purchase accounting adjustments made at the Alcoa corporate level in conjunction with their purchase of Cordant in May 2000. We currently do not anticipate the deferred tax liability requiring the use of cash. These adjustments are based on our initial allocation of the purchase price and are subject to change pending subsequent valuations.

  (c)
  The adjustments reflect the $6.0 million write-off of deferred charges associated with the financing of the existing debt, and booking of $30 million of new deferred charges anticipated to be paid in conjunction with the financing of the Thiokol acquisition. These deferred charges will be amortized as interest expense over approximately a six-year period.

  (d)
  The adjustments reflect the retirement of existing indebtedness and new borrowings related to the Thiokol acquisition. The adjustments to the pro forma combined condensed balance sheet are summarized below:

Retirement of existing debt	$(277,000)
Revolving credit facility	68,000
Tranche A term loans	183,000
Tranche B term loans	500,000
Refinancing debt	250,000

Total increase in debt(1)	$724,000

(1)
These amounts do not reflect the repayment of approximately $74 million of debt under our existing credit facilities between January 1, 2001 and the refinancing of these credit facilities on April 20, 2001.

A–9

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THIOKOL
(dollars in thousands)

    The following table sets forth selected historical consolidated financial information for Thiokol. The historical consolidated financial information as of and for each of the fiscal years ended December 31, 1998, 1999 and 2000 has been derived from, and should be read together with, the unaudited consolidated financial statements and the related notes for the Thiokol business, which are included elsewhere in this Current Report on Form 8-K.

    The information presented below should also be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations for Thiokol" included elsewhere in this Current Report on Form 8-K.

	Year Ended December 31,
	1998	1999	2000

Income Statement Data:
Sales	$643,111	$587,976	$607,006
Cost of sales	539,434	475,887	495,638
Research and development	8,403	7,755	7,633
Selling and marketing	4,265	5,621	5,337
General and administrative	12,210	9,009	6,705
Other operating activities	(1,115)	(288)	(285)

Income from operations before income taxes	79,914	89,992	91,978
Income tax provision	27,960	31,497	32,192

Net income	$51,954	$58,495	$59,786

Other Data:
EBITDA (1)	$100,914	$107,479	$122,025
Depreciation and amortization	21,000	17,487	30,047
Capital expenditures	13,459	17,361	12,332
Balance Sheet Data (at end of period):
Net current assets	$53,477	$36,934	$78,487
Other long-term liabilities	118,862	106,573	152,487
Net property, plant and equipment	146,029	146,100	314,636
Total assets	314,553	294,791	863,458
Long-term debt	—	—	—
Parent company investment	146,828	131,537	630,572

(1)
EBITDA, represents, for any relevant period, income from operations before interest, taxes, depreciation and amortization. EBITDA provides additional information for determining a borrower's ability to meet debt service requirements. EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient of fund our cash requirements.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THIOKOL

Results of Operations

    Thiokol is a leading supplier and producer of rocket propulsion systems for space and defense applications, ordnance, demilitarization and non-propulsion related applications.

    The majority of Thiokol's contracts are cost-plus contracts in which all government allowed costs incurred including direct, overhead, allocated general and administrative, research and development, and selling and administrative costs are reimbursed to Thiokol and recognized as sales. Consequently, the incurrence of government-allowed costs generally increases sales and profit in a given year. However, certain contracts provide incentives for achieving lower costs than a base-line contract cost. Profits could be realized sooner under cost-plus contracts since a portion of overall contract profit is recognized as costs are incurred. Profit is recognized in proportion to the total expected profit over the life of a contract in the same ratio as costs incurred relate to total estimated contract costs. Effective with the acquisition, Thiokol has adopted our revenue recognition policy of recognizing sales on a cost incurred basis for fixed-price contracts.

    Thiokol results for fiscal 1998 and 1999 include a full allocation of Cordant corporate office expenses. The Thiokol results for fiscal 2000 include a full allocation of Cordant corporate office expenses for the period January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period May 26 to December 31, 2000. No Alcoa corporate office expenses were allocated to Thiokol from May 26 to December 31, 2000 under Alcoa ownership. These corporate office expenses include the salaries and related costs of executive management and their support staff, including the legal, human resources, finance, and other administrative functions.

    The following discussion of Thiokol's results of operations and its cash flows is based on the unaudited historical financial statements of Thiokol as of and for the years ended December 31, 1998, 1999 and 2000 included elsewhere in this Current Report on Form 8-K.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

    Sales.  Sales for the year ended December 31, 2000 totaled $607.0 million, an increase of $19.0 million, or 3.2%, from sales for the year ended December 31, 1999. This increase was primarily due to $9.0 million in sales generated by the start-up of Minuteman low rate production, which generated more sales than when this contract was in its development stage in 2000, $7.0 million from increased flare deliveries, $7.0 million in increased sales from higher demilitarization activity, and a $9.0 million reduction in deferred sales related to the difference between actual government contract pension costs and pension costs recorded for financial statement purposes. Space and launch motor sales decreased $8.0 million due to fewer deliveries, and Navy Theater Wide Missile Defense sales decreased $8 million due to less activity on this program, which was in the development phase.

    Income before income taxes.  Income before income taxes of $92.0 million for the year ended December 31, 2000 increased $2.0 million, or 2.2%, from the prior year. Operating margins were 15.2% for the year ended December 31, 2000 compared to 15.3% for the year ended December 31, 1999. Income for the year ended December 31, 2000 increased $10.0 million primarily due to higher profit recognized on sales of reusable solid rocket motors as a result of an increase in Thiokol's profit booking rate and due to higher operating margins on the flare, Minuteman and Trident programs. These increases were mostly offset by an additional $12.0 million of goodwill amortization and fixed asset write-up depreciation resulting from the acquisition of Thiokol by Alcoa.

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Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

    Sales.  Sales of $588.0 million for the year ended December 31, 1999 decreased $55.1 million, or 8.6%, compared to the year ended December 31, 1998. This decrease was mainly due to $23.0 million in lower sales in Thiokol's reusable solid rocket motor program, $8.0 million in lower sales on the Trident program, $5.0 million in lower sales of space and launch motors and $5.0 million of lower sales on ordnance programs. The lower sales on the solid rocket motor program resulted from continuing cost reductions and the transition to a new production contract from the prior one.

    Income before income taxes.  Income before income taxes of $90.0 million for the year ended December 31, 1999 increased $10.1 million, or 12.6%, over the year ended December 31, 1998. The increase was primarily due to $7.0 million from the higher profit rate recognized as the prior reusable solid rocket motor contract approached completion, and $6.0 million resulted from favorable post retirement medical and post employment benefit financial statement expense adjustments. Higher ordnance program margins were partially offset by lower income on commercial launch motor and Trident programs. Operating margins were 15.3% for the year ended December 31, 1999 compared to 12.4% for the year ended December 31, 1998.

Cash Flows

    Cash provided by operations for the year ended December 31, 2000 totaled $21.3 million, a decrease of $69.8 million, compared to cash provided by operations of $91.1 million in the prior year. The decreased level of cash provided by operations during the year ended December 31, 2000 compared to the prior year resulted primarily from a significant increase in receivables in the year ended December 31, 2000 compared to a decrease in the prior year, producing a net change of $84.3 million, and net payments made on net contract advances during the year ended December 31, 2000 compared to net contract advances received in the prior year, producing a net change of $23.3 million. The increase in receivables was caused by an increase in the unbilled fee receivables on the reusable solid rocket motor program as a result of higher fees recognized in comparison to fees collected during the year ended December 31, 2000 due to an increase in Thiokol's profit booking rate, the government's denial of disputed cost reimbursement, and higher costs billed but not collected in the fourth quarter of 2000, partially offset by cash flow generated from an increase in accounts payable. The $23.3 million change in net contract advances from the year ended December 31, 2000 to the year ended December 31, 1999 resulted from a higher level of net contract milestone payments received in the year ended December 31, 1999 compared to net payments made on space and launch motor programs in the year ended December 31, 2000. Amortization and depreciation expense increased $12.6 million for the year ended December 31, 2000 due to a $375.1 million write up of long-term assets during the year ended December 31, 2000 associated with Alcoa's acquisition of Cordant in May 2000.

    Cash provided by operations for the year ended December 31, 1999 totaled $91.1 million, an increase of $27.0 million, compared to cash provided by operations of $64.2 million for the prior year. The increased level of cash provided by operations during the year ended December 31, 1999 resulted from a high level of net contract milestone payments received in 1999 compared to net contract payments made in the prior year on space launch motor programs, producing a net change of $20.8 million, and an increase in the deferred pension asset for the year ended December 31, 1998.

    Capital expenditures were $12.3 million for the year ended December 31, 2000, $17.4 million for the year ended December 31, 1999 and $13.5 million for the year ended December 31, 1998.

    All of Thiokol's excess cash was withdrawn on a daily basis by its parent.

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Contingencies—Environmental Matters

    Thiokol is subject to various local and national laws relating to the protection of the environment. Thiokol's operating facilities are in various stages of investigation or remediation of potential, alleged, or acknowledged contamination. We are conducting significant investigation or remediation activities at both the Elkton, Maryland and Promontory, Utah facilities which are each currently undergoing RCRA Corrective Action. Operations at both sites have resulted in known and potential on-site and off-site soil and ground water contamination. Thiokol is also involved in two significant state or Federal Superfund sites in Morris County, New Jersey: the Rockaway Borough Well Field Site and the Rockaway Township Well Field Site. In addition, Thiokol is subject to liability at other state and federal Superfund sites. As of April 20, 2001, accrued liability for environmental remediation of $13.7 million, of which approximately $1.1 million is estimated to be incurred in 2001, represents our best estimate of the probable and reasonably estimable costs related to Thiokol's known remediation obligations. Our estimate for the Rockaway Borough site is $3.1 million, of which approximately $170,000 is estimated to be incurred during 2001; our estimate for the Rockaway Township site is $3.3 million, of which we anticipate approximately $325,000 will be incurred during 2001. We expect to spend $6.1 million combined on the RCRA Corrective Actions in Maryland and Utah, of which we anticipate approximately $630,000 will be spent in 2001.

    We expect that much of the compliance and remediation costs associated with Thiokol will be reimbursable under U.S. Government contracts, and that those environmental remediation costs not covered through such contracts will be covered by approximately $14 million dollars in reserve. Beyond this amount, we along with Alcoa would each bear 50% of the next $20 million of such liability, subject to our having provided Alcoa notification of issues identified prior to January 30, 2004.

    There can be no assurance that the U.S. Government or Alcoa will reimburse us for any particular environmental costs or reimburse us in a timely manner. U.S. Government reimbursements for cleanups are financed out of a particular agency's operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. Our failure to obtain fully or timely reimbursement from the U.S. Government or Alcoa, could have a material adverse effect on our business, financial position or results of operations.

    Factors that could significantly change the estimates described above in future periods include:

    •
    the adoption, implementation and interpretation of new laws or regulations;

    •
    advances in technologies;

    •
    outcomes of negotiations or litigation with regulatory authorities and other parties;

    •
    additional information about the ultimate remedy selected at new and existing sites;

    •
    adjustment of our share of the cost of such remedies;

    •
    changes in the extent and type of site utilization;

    •
    the discovery of new contamination;

    •
    the number of parties found liable at each site and their ability to pay; or

    •
    more current estimates of liabilities for these contingencies.

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PROGRAMS AND PRODUCTS

    Our operating segments are defined by our management based on product similarity and end-use functionality. The following table summarizes our pro forma sales by operating segments after intercompany eliminations.

	Fiscal Year Ended March 31, 2000		Twelve Months Ended December 31, 2000
	Sales	%	Sales	%

Aerospace	$1,107.8	68%	$1,086.5	64%
Conventional Munitions	316.6	19%	427.4	25%
Defense Systems	221.0	13%	185.3	11%

Totals	$1,645.4	100%	$1,699.2	100%

Propulsion

    As a result of our acquisition of Thiokol, we are the world's largest manufacturer of solid rocket propulsion systems and are the sole supplier of the reusable solid rocket motor for NASA's space shuttle.

    Civil Manned Space Launch Vehicles.  Through Thiokol, we are the sole supplier of the reusable solid rocket motor used on NASA's space shuttle since its inception. A set of two reusable solid rocket motors provides the initial stage propulsion, in tandem with a liquid propulsion system, for the space shuttle. The reusable solid rocket motor uses a metal case that is recovered from the ocean after being released from the space shuttle core. The case is then cleaned and refurbished so that it can be filled with propellant and used again. Our present contract with NASA, under which we began making deliveries in 1999, runs through August 2004 and provides for the delivery of 34 flight sets. Negotiations are ongoing to extend the timing of deliveries under the contract through early 2007. This contract generated 23% of our pro forma sales for the twelve months ended December 31, 2000.

    Unmanned Space Launch Vehicles.  Through Thiokol, we produce propulsion systems for space launch vehicle programs in the United States, including the Castor, STAR motor and Orion motor programs.

      CASTOR® Motors.  We produce the CASTOR® family of solid rocket motors that are used in the first and second stages of a number of small payload expendable launch vehicles and as strap-on boosters. CASTOR® 120 is used in the first stage on the Taurus® launch vehicle, the first stage on Athena I, and the first and second stage on Athena II launch vehicles. CASTOR® 4 is used as strap-on thrust augmentation on the Atlas IIAS, with four motors used per launch, and on the Japanese H2A launch vehicles, with two or four motors used per launch. Taurus and Athena I and II are small payload launch vehicles and Atlas IIAS and Japanese H2A are medium-lift vehicles.

      STAR™ Motors.  We produce the STAR™ family of motors that are used in the upper stages for a variety of launch vehicles and for final positioning of satellites or to propel a spacecraft beyond earth's orbit. These motors come in a wide variety of sizes to meet a range of payload applications.

      Orion Motors.  Orion motors are used on the Pegasus®, Taurus® and Minotaur® launch vehicles. Pegasus® is a small-lift air-launched vehicle initially lifted by a conventional aircraft. Minotaur® is a ground-launched vehicle for small payloads. Taurus® is a ground-launched vehicle for payloads larger than those that can be carried by Pegasus® and Minotaur®. Pegasus® and Taurus® carry U.S. Government, foreign government and commercial payloads. Minotaur® carries only U.S. government payloads. Each Pegasus® vehicle contains three solid propulsion stages, all of which we produce. The three Pegasus® motors are also used in upper stages on Taurus® and two of the motors are used in upper stages on Minotaur®. Minotaur® also uses two refurbished motors from old Minuteman strategic missiles.

    Strategic.  Through Thiokol, we provide propulsion systems for strategic missiles such as the Trident II and Minuteman. Trident II is a submarine-launched intercontinental ballistic missile

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composed of three solid propulsion stages. We produce each of the three solid propulsion stages of this missile under a contract with Lockheed Martin. In addition to the Trident II production contract, we have contracts with Lockheed Martin to provide operational support services for the U.S. Navy's existing fleet of both Trident I and Trident II missiles. Through a joint venture with the Chemical Systems Division of United Technologies, we produce replacement solid rocket motors for all three stages of Minuteman III, which is a silo-launched intercontinental ballistic missile. We also refurbish used Minuteman solid rocket motors for use as U.S. Air Force target vehicles. We developed and produced the first and third stages for both the Peacekeeper and Minuteman II missile for the U.S. Air Force and provide some continuing aging studies and operational support services for these missile systems.

    Tactical.  Through Thiokol, we are developing propulsion systems and related technology for the Standard Missile, which is being developed by the U.S. Navy for its Theater Missile Defense System, a proposed broad ranging missile defense system for a defined region or area.

Contracts

    We primarily sell to the U.S. Government and its prime contractors and the U.S. Army, Navy and Air Force. Under each of our contracts, we act either as a prime contractor, where we sell directly to the end user, or as a subcontractor, selling our products to other prime contractors. Our products are an integral component of U.S. military and strategic operations, and we have been the frequent recipient of awards for both the extension of contracts and programs and the development and production of next-generation systems.

    Our contracts can be categorized as either "cost-plus" or "fixed-price."

    Cost-Plus Contracts.  Cost-plus contracts are either cost-plus-fixed-fee, cost-plus-incentive-fee, or cost-plus-award fee contracts. Cost-plus-fixed-fee contracts provide for reimbursement of costs, to the extent that the costs are allowable under contract provisions, and the payment of a fixed fee. Cost-plus-incentive-fee contracts and cost-plus-award-fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance.

    Fixed-Price Contracts.  Fixed-price contracts are either firm fixed-price, fixed-price incentive, or fixed-price-level-of-effort contracts. Under firm fixed-price contracts, we agree to perform certain work for a fixed price and realize all the benefit or detriment resulting from decreases or increases in the costs of performing the contract. Fixed-price incentive contracts are fixed-price contracts providing for adjustment of profit and establishment of final contract prices by a formula based on the relationship between final total costs and total target cost. The final contract price under a fixed-price incentive contract is a function of cost, which may be affected by schedule and performance. Fixed-price-level-of-effort contracts are generally structured with a fixed price per labor hour, subject to the customers' labor hour needs up to a contract cap. All fixed-price contracts present the inherent risk of unreimbursed cost overruns. In addition, certain costs, including certain financing costs, portions of research and development costs, and certain marketing expenses related to the preparation of competitive bids and proposals and international sales, are not reimbursable under U.S. Government contracts. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts as described below under "—U.S. Government Contracts and Regulations."

    The following table illustrates the composition of our contracts for the twelve months ended of December 31, 2000, based on pro forma revenues:

	Contract Overview
	Number of Programs	% Cost-Plus / % Fixed-Price	% Sole Source	% Prime / % Subcontractor

Aerospace	79	60% / 40%	87%	44% / 56%
Conventional Munitions	24	6% / 94%	36%	74% / 26%
Defense Systems	35	29% / 71%	46%	76% / 24%

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Research and Development

    We conduct a significant amount of research and development, the vast majority of which is funded by our customers under our contracts. In addition, we do a limited amount of self-funded research and development, primarily for the development of next-generation technology. The following table summarizes the expenses incurred for the twelve months ended December 31, 2000 and each of the last three years:

Period	Company-Funded Research and Development	Customer-Funded Research and Development

Pro Forma Twelve Months ended December 31, 2000	$19.1 million	$272.0 million
Historical Fiscal 2000	$11.2 million	$202.0 million
Historical Fiscal 1999	$8.9 million	$207.1 million
Historical Fiscal 1998	$12.4 million	$240.0 million

Backlog

    As of December 31, 2000, pro forma contracted backlog was $3.8 billion. Contracted backlog represents the estimated value of contracts for which we are authorized to incur costs but for which revenue has not yet been recognized. As of the same date, we had an additional $2.4 billion in pro forma unfunded backlog, which includes backlog for the portion of awarded contracts for which we are not currently authorized to incur costs, plus the value of unexercised options related to existing contracts.

Major Customers

    Our sales are predominantly derived from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. The various U.S. Government customers, which include NASA, the U.S. Army, Navy and Air Force, exercise independent purchasing power. As a result, sales to the U.S. Government generally are not regarded as constituting sales to one customer. Instead, each contracting customer entity is considered to be a separate customer.

    Our recent U.S. Government sales, including sales to U.S. Government prime contractors, are summarized in the following table:

Period	U.S. Government Sales

Pro Forma Twelve Months Ended December 31, 2000	$1,363.8 million
Historical Fiscal 2000	$723.6 million
Historical Fiscal 1999	$828.8 million
Historical Fiscal 1998	$879.1 million

    During the twelve months ended December 31, 2000, approximately 80% of our pro forma sales were derived from contracts with the U.S. Government or U.S. Government prime contractors. The following table summarizes the approximate percentage breakdown of these sales (a) as a prime contractor and a subcontractor, and (b) to various categories of customers:

Sales as a prime contractor	56%
Sales as a subcontractor	44%

TOTAL	100%
Sales to:
U.S. Army	28%
U.S. Air Force	14%
U.S. Navy	11%
NASA	23%

Other government, commercial or international customers	24%

TOTAL	100%

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    Our top ten sales contracts accounted for approximately 65% of our pro forma sales for the twelve months ended December 31, 2000. During the twelve months ended December 31, 2000, pro forma sales to each of Lockheed Martin and Boeing and their respective affiliates accounted for more than 10% of our pro forma sales. These sales related to multiple contracts and, in the case of Boeing, included commercial contracts.

    Approximately, 6% of our pro forma sales for the twelve months ended December 31, 2000 were to foreign governments and corporations approved by the Department of Defense and the State Department. The vast majority of these sales are in our Defense Systems and Conventional Munitions segments. We sell these products both directly and through the U.S. Government, primarily to NATO allies or other governments friendly to the United States. Our pro forma export sales for the twelve months ended December 31, 2000 and for each of our last three fiscal years are summarized below:

Period	Export Sales

Pro Forma Twelve Months Ended December 31, 2000	$104.3 million
Historical Fiscal 2000	$110.8 million
Historical Fiscal 1999	$61.8 million
Historical Fiscal 1998	$33.2 million

    The significant growth in exports since fiscal 1998 can be primarily attributed to sales of the Shielder VLSAS UK, a vehicle launched scatterable anti-tank munitions system, to the U.K. Ministry of Defense. We have a number of export programs scheduled, including sales of the VLSAS to other foreign governments. We expect future export sales to remain approximately 6% to 8% of our total sales in the next several years.

U.S. Government Contracts and Regulations

    The following table summarizes our U.S. Government business by contract type for the twelve months ended December 31, 2000 in terms of our pro forma sales:

Cost-plus contracts:
Cost-plus-fixed-fee	10%
Cost-plus-incentive-fee/cost-plus-award-fee	33%	43%
Fixed-price contracts:
Firm fixed-price	52%
Fixed-price incentive/fixed-price-level-of-effort	5%	57%

TOTAL		100%

Patents

    Alliant has approximately 514 U.S. patents, including pending patent applications. In addition, Thiokol has approximately 487 patents, including pending patent applications.

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POTENTIAL FUTURE STRATEGIC ALLIANCES

Rheinmetall Joint Venture

    We are in discussions with Rheinmetall DeTec AG about formation of a joint venture for the development and manufacture of certain defense products. As currently envisioned, we and Rheinmetall would each contribute certain operating subsidiaries to the joint venture in exchange for an equity interest in a new non-U.S. joint venture holding company, while maintaining a small direct equity interest in each partner's own contributed operating subsidiaries. We contemplate contributing two subsidiaries that generated an aggregate of $234 million of sales and $8 million of EBITDA for the twelve months ended December 31, 2000, and had total consolidated assets with a book value of $44 million as of December 31, 2000. Rheinmetall contemplates contributing operating subsidiaries that generated an aggregate of $316 million of sales and $22 million of EBITDA for the twelve months ended December 31, 2000, and had equity of $79 million as of December 31, 2000.

    The contemplated joint venture, which is expected to be formed in the second or third calendar quarter of 2001, will be subject to further due diligence and analysis of benefits as well as applicable regulatory approvals. The contemplated joint venture might not occur, and even if it does, it might be on substantially different terms.

    No assurance can be given that we will be able to consummate this joint venture or, if entered into, as to its terms.

Radford Joint Venture

    We anticipate forming a joint venture during the second calendar quarter of 2001 with a U.S. industrial company under which we would contribute working capital and our contract to operate and manage the Radford Army Ammunition Plant. The joint venture partner would contribute cash in return for a 15% ownership interest in the joint venture. The Radford plant generated $138 million of sales and $27 million of EBITDA for the twelve months ended December 31, 2000 and had consolidated assets with a book value of $52.8 million as of December 31, 2000. On January 1, 2005, it is expected that the joint venture partner will make an additional cash contribution to acquire an additional 35% ownership interest in the joint venture. Both the initial cash contribution and the subsequent cash contribution by the joint venture partner will be used by us to reduce senior debt. In addition, we will receive a disproportionate share of profits for a period to compensate us for the intangible value of our contribution.

    No assurance can be given that we will be able to consummate this joint venture or, if entered into, as to its terms. Specifically, the government, which owns the Radford plant, has solicited bids for renewal of this contract from us and other competitors. If we are not awarded a renewal of the contract, the joint venture would likely be terminated.

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DESCRIPTION OF NEW SENIOR CREDIT FACILITIES

    The following summary of certain provisions of our senior secured credit facilities, which were entered into as of April 20, 2001 by and among Alliant, and the borrowing parties thereto, as borrowers, the lenders party thereto, the issuing banks party thereto and The Chase Manhattan Bank, an affiliate of JPMorgan, as administrative agent, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the senior secured credit facility, including all of the definitions therein of terms not defined in this Current Report on Form 8-K.

    General.  The senior secured credit facility currently provides for (i) a $300.0 million six year amortizing Tranche A Term Loan facility, (ii) a $500.0 million eight year amortizing Tranche B Term Loan facility and (iii) a $250.0 million six year revolving credit facility. The revolving credit facility includes a $150.0 million sub-limit for letters of credit and a $20.0 million sub-limit for swingline loans.

    Term Loan Facilities.  The term loans under the Tranche A Term Loan Facility bear interest at a rate at the election of Alliant of either LIBOR or ABR, which are defined below, plus the Applicable Rate, which ranges from 1.75% to 3.00% in the case of LIBOR loans and from 0.75% to 2.00% in the case of ABR loans depending upon Alliant's leverage ratio. The term loans under the Tranche B Term Loan Facility bear interest at a rate at the election of Alliant of either LIBOR plus 3.00% or ABR plus 2.00%. "ABR" means the highest of (i) the rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime lending rate announced at its principal office in New York City, (ii) the secondary market rate for three-month certificates of deposit, adjusted for statutory reserve requirements and the applicable assessment rate, plus 1% and (iii) the federal funds effective rate from time to time plus 0.50%. Alliant may terminate the commitments of at least $10.0 million at any time on three business days' notice, provided that, under the Term Loan Facilities such reductions shall be applied ratably among the lenders in accordance with their respective commitments. Quarterly amortization of the Tranche A Term Loan facility is according to a schedule agreed upon between Alliant and the lenders. Alliant is required to repay the Tranche B Term borrowings in 24 consecutive quarterly installments aggregating 1% per annum of the original principal amount of the Tranche B Term Loan facility for the first six years and quarterly installments during the remaining term of the Tranche B Term Loan facility in an aggregate annual principal amount of $235.0 million.

    Revolving Credit Facility.  The revolving credit facility was available to consummate the acquisition of Thiokol, to refinance the indebtedness outstanding under Alliant's existing credit agreements, to fund transaction costs, to pay for general corporate purposes, including to finance acquisition and related costs, and to issue up to $150.0 million of letters of credit. The revolving credit facility includes a swingline drawing option of up to $20.0 million for maturities not to exceed seven days. Draws under the revolving credit facility bear interest at the same rates as the loans under the Tranche A Term Loan facility. Swingline loans bear interest at ABR plus the Applicable Rate. Interest is payable quarterly in arrears for loans based on ABR. In the case of loans bearing interest based upon LIBOR, interest is payable on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

    The revolving credit facility also provides for the payment by Alliant of certain commitment and other fees, including (i) a commitment fee payable quarterly in arrears on the daily unused amount of the revolving credit facility (other than any swingline commitment), which will range from 0.25% to 0.50%; (ii) a letter of credit fee accruing daily on the amount available for drawing under all letters of credit and payable quarterly in arrears; and (iii) a letter of credit fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure. The commitment and letter of credit fees are subject to adjustment based upon Alliant's leverage ratio.

    Repayment.  The revolving credit facility may be borrowed, repaid and reborrowed from time to time until the sixth anniversary of the execution and delivery of the senior secured credit facility,

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subject to satisfaction of certain conditions on the date of any such borrowing. Amounts repaid on the Term Loan Facilities may not be reborrowed.

    Security.  Alliant's obligations under the financing documents governing both the Term Loan Facilities and the revolving credit facility are secured by valid, perfected first security interests (subject only to permitted liens) in substantially all of the tangible and intangible assets of Alliant, Thiokol and their domestic subsidiaries, including, without limitation, intellectual property, real property and the capital stock of each of Alliant's direct and indirect subsidiaries, including all the capital stock of Thiokol, and are guaranteed by each existing and subsequently acquired or organized domestic subsidiary of Alliant as fully as is permitted by applicable law.

    Covenants.  The senior secured credit facility contains a limitation on capital expenditures and financial covenants relating to maintenance of specified financial ratios, including minimum consolidated net worth, consolidated debt to consolidated EBITDA (as defined in the senior secured credit facility) and consolidated EBITDA to consolidated interest charges.

    The senior secured credit facility also contains restrictive covenants pertaining to the management and operations of Alliant. The covenants include, among others, significant limitations on asset sales, indebtedness of subsidiaries, letters of credit for the account of Alliant or its subsidiaries, mergers, acquisitions, fundamental corporate changes, investments in subsidiaries, creation of liens, dividends global payments, transactions with affiliates and modification of the notes. In addition, the incurrence of additional debt, issuance of stock, and sale of assets, including certain sale and leaseback transactions, would require mandatory prepayment of the loans.

    Events of Default.  The senior secured credit facility provides for events of default customary in facilities of this type, including: (i) failure to make payments when due; (ii) breach of covenants; (iii) breach of representations and warranties in any material respect when made; (iv) default under any agreement relating to debt for borrowed money or obligations with respect to derivatives, in excess of $15.0 million in the aggregate; (v) bankruptcy defaults; (vi) judgment defaults; (vii) defaults under the Employee Retirement Income Security Act of 1974, as amended; (viii) any levy, seizure, attachment or substantial loss, theft, damage or destruction of a material portion of the collateral in excess of $5.0 million in the aggregate; (ix) the acquisition by any "person" or "group" of 35% or more of the total voting power of all of the common stock of Alliant then outstanding; and (x) the failure of certain individuals to continue to constitute a majority of the board of directors of Alliant during any twelve consecutive month period. Such events of default permit the lenders to terminate their commitment and, if agreed by lenders holding more than 50% in aggregate principal amount on loans, permit all amounts payable in respect of the Term Loan Facilities and the revolving credit facility to be declared immediately due and payable.

    Indemnification.  Under the senior secured credit facility, Alliant has agreed to indemnify the administrative agent, each issuing bank and each lender from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) to which any such indemnified party may become subject in connection with the loans, Alliant's use of loan proceeds, the letters of credit or commitments and in connection with any environmental liabilities.

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Thiokol Propulsion Operations (A Division of Cordant Technologies Inc.)
Special Purpose Balance Sheet (Unaudited, but Audit Pending)
As of December 31, 2000
(in thousands)

Assets
Current assets
Receivables, net (Note 4)	$120,626
Inventories, net (Notes 3 and 5)	38,218
Prepaid expenses	30

Total current assets	158,874

Property, plant and equipment (Note 3)
Land	8,580
Buildings and improvements	154,420
Machinery and equipment	160,609
Construction in progress	9,501

Total property, plant and equipment	333,110
Less: allowance for depreciation	(18,474)

Net property, plant and equipment	314,636
Other assets
Goodwill (Notes 1, 2 and 3)	197,541
Other intangible assets (Note 3)	11,489
Excess pension plan assets (Note 8)	163,200
Government receivable for other postretirement benefits, net (Note 14)	11,262
Other noncurrent assets	1,469

Total other assets	384,961

Total assets	$858,471

Liabilities and Parent Company Investment
Current liabilities
Accounts payable	$34,797
Accrued compensation	24,000
Other accrued expenses (Note 11)	18,110

Total current liabilities	76,907
Noncurrent Liabilities
Accrued retiree benefits (Note 8)	113,800
Self-insurance liabilities (Note 6)	11,097
Other noncurrent liabilities (Notes 7 and 11)	27,590

Total noncurrent liabilities	152,487

Parent company investment (Notes 2, 3 and 11)	629,077

Total liabilities and parent company investment	$858,471

The accompanying notes are an integral part of the special purpose balance sheet.

F–1

Thiokol Propulsion Operations (A Division of Cordant Technologies Inc.)
Notes to Special Purpose Balance Sheet (Unaudited, but Audit Pending)

December 31, 2000

1.  Formation

On May 25, 2000, Alcoa Inc. (Alcoa) acquired, for $3,300,000,000 (including the assumption of debt of $826,000,000), all the outstanding common stock of Cordant Technologies Inc. (Cordant) a company serving global aerospace and industrial markets. Cordant operates in three business segments - - fastening systems, investment castings and solid rocket propulsion systems and related products (Propulsion Operations).

The acquisition was accounted for as a purchase and, accordingly, the assets and liabilities acquired have been recorded at their estimated fair value at the date of acquisition.

Of the total purchase price, $600,000,000 was allocated to the Propulsion Operations based upon valuations and other studies.

2.  Basis of Presentation

The Propulsion Operations (the Company), a division of Cordant, is organized as a business unit of Alcoa and is not a distinct legal entity. The Special Purpose Balance Sheet includes the following operations/subsidiaries that are involved in the manufacturing of solid rocket propulsion systems for space and defense applications:

      Northern Utah Propulsion

      Elkton Maryland

      TCR Composites Division

      Thiokol Technology, Inc.

All significant interunit transactions have been eliminated.

On January 30, 2001, Alcoa entered into a definitive agreement with Alliant Techsystems, Inc. (ATK) to sell the outstanding common stock of Cordant for $685,000,000 (the Agreement). Prior to the closing, Cordant will distribute all the capital stock of certain of its wholly owned subsidiaries and certain other assets and liabilities to Alcoa, leaving Cordant with the assets and liabilities related to the Propulsion Operations.

As stipulated by Section 5.13 of the Agreement, the Special Purpose Balance Sheet has been prepared by management of the Company and Alcoa in accordance with accounting principles generally accepted in the United States of America as they apply to the assets to be sold and the liabilities to be transferred. The Special Purpose Balance Sheet excludes certain items, which under the terms of the Agreement, are not included in the sale to ATK. These primarily include federal, state, local and foreign income taxes and related deferred income taxes and other taxes such as payroll, sales and use, and property taxes as further defined in Section 3.10(c) of the Agreement. In addition, it excludes long term debt of $150,000,000 issued by Cordant and related accrued interest and deferred debt issuance costs, cash, prepaid insurance, a note receivable, the property, plant and equipment associated with the corporate office, accrued interest on income tax obligations, and certain accrued liabilities unrelated to the Propulsion Operations.

Alcoa did not allocate to the Company as of the date of its acquisition of Cordant corporate income tax accounts (including related deferred income taxes and income taxes payable) as it is currently not practicable to determine such amounts. Had corporate income tax accounts been allocated to the Company as of the date of the Alcoa acquisition, the Special Purpose Balance Sheet would have reflected a corresponding change in goodwill. As a result, goodwill has not been presented in the

F–2

Special Purpose Balance Sheet in accordance with accounting principles generally accepted in the United States of America.

Cordant sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of employees. Contributions are included in a restricted trust, which is subject to the claims of Cordant's creditors. The assets and liabilities associated with these supplemental arrangements have been excluded from the Special Purpose Balance Sheet. In accordance with Section 6.3(b) of the Agreement, Alcoa has established a new restricted trust to cover supplemental plan arrangements to specified groups of employees. Assets will be transferred from the existing restricted trust of Cordant equal to the liabilities of employees who remain actively employed with the Company on the closing date of the sale. These assets and liabilities are estimated by Alcoa to be approximately $17,100,000. Cordant maintains a trust that holds assets (approximately $2,400,000 at December 31, 2000) related to the demutualization of an insurance company. Approximately $1,600,000 of the trust assets are held for the benefit of employees of the Company and approximately $400,000 are held for the benefit of the Company. These assets can be used for costs and expenses of the related life insurance plans including future premium payments. These trust assets will be transferred to ATK at the closing date of the sale. The trust assets have been excluded from the Special Purpose Balance Sheet. Concepts of 'carve-out' accounting procedures have not been considered in the preparation of the Special Purpose Balance Sheet. These concepts would require all expenses historically recorded or incurred at the parent company level, which relates to or were incurred on behalf of the Company, to be pushed down or allocated as appropriate to the Company. These include the salaries of executive management and their support staff, corporate, finance and the related departmental costs, a portion of which have been allocated to the Company. As a result of the exclusion of the assets and liabilities discussed above, the accompanying Special Purpose Balance Sheet is not intended to be a complete presentation of the Company's assets and liabilities.

3.  Significant Accounting Policies

Use of Estimates: The Special Purpose Balance Sheet is prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts, and reserves are utilized in the earnings recognition process that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities in the accompanying notes at December 31, 2000. Actual results may differ from those estimates.

Revenue Recognition Under Long-Term Contracts: Revenues encompass products and services performed principally under contracts and subcontracts with various United States Government (government) agencies and aerospace prime contractors. Revenues under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized as a ratio of costs incurred during the period to estimated total costs. Revenues under fixed-price-type contracts are recognized when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be estimated. The Company participates in teaming arrangements and records its share of revenues and profits related to such ventures on the percentage of completion method: Adjustments to estimates, which can affect both sales and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

F–3

Inventories: Inventories are stated at the lower of cost or market. Inventories include estimated recoverable costs related to long-term fixed price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice, such costs include amounts that are not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contacts and programs.

Property, Plant, and Equipment: Property, plant and equipment acquired at the date of acquisition are recorded at appraised value. Property, plant and equipment purchased subsequent to the date of acquisition are recorded at cost. Building and improvements useful lives vary between 20 and 30 years and other assets lives vary between 3 and 20 years.

Renewals and betterments which extend the useful lives of assets are capitalized.

Goodwill and Other Intangible Assets: Goodwill and other intangible assets (tradenames and patents) represent the excess of cost over net tangible assets of acquired businesses. It is the Company's policy to amortize other intangible assets and goodwill on a straight-line basis over not more than 40 years. Accumulated amortization amounted to $3,096,000 at December 31, 2000.

Impairment of Long-Lived Assets: The carrying value of property, plant and equipment and intangibles is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying business. Adjustments for impairment are made if the sum of expected future net cash flows is less than the carrying value.

Concentrations of Risk: Substantially all revenue of the Company is derived from contracts with the government. Should the government terminate existing contracts or cease to enter into future contracts, the operations of the Company would be materially impacted.

Parent Company Investment: Since the Company is not a distinct legal entity (see Note 2 for a description of the operations), there are no customary equity and capital accounts. Instead, a parent company investment is maintained by the Company to account for interunit transactions as described in Notes 2 and 13. Parent company investment comprises the original investment by Alcoa, accumulated earnings since the acquisition and other interunit transactions.

4.  Receivables

The components of receivables are as follows at December 31, 2000 (in thousands):

Receivables under government contracts and subcontracts:
Amounts billed	$54,973
Unbilled costs and accrued profits	88,289

Total government receivables	143,262
Trade accounts receivable	6,384
Other current receivables	830
Less: reserves against accounts receivable	(29,850)

Total	$120,626

Receivables under government contracts and subcontracts contain unbilled costs and accrued profits that consist primarily of sales recognized on contracts that have not been billed. Such amounts are billed based on contract terms and delivery schedules. According to government contracting industry standards, some receivables may not be billed within a year. This amount is approximately $28,000,000 at December 31, 2000.

F–4

Cost and incentive-type contracts and subcontracts are subject to governmental audit and review. It is anticipated that adjustments relating to these audits and reviews, if any, will not have a material effect on the Company's financial condition. The government receivable balance includes approximately $22,000,000 of disputed costs by the government and the Company has a reserve of approximately $22,000,000 for potential settlements with the government.

Cost management fees of approximately $166,000,000 under the Space Shuttle Reusable Solid Rocket Motor (RSRM) contracts at December 31, 2000 have been included in revenue. Realization of such fees is reasonably assured based on actual and anticipated contract cost performance; however, all cost management fees remain at risk until contract completion and NASA review. A cost management fee of approximately $161,000,000 relates to the RSRM Buy 3 contract, which was substantially completed as of December 31, 2000. Production on the RSRM Buy 3 contract has been completed and in management's opinion there are no foreseeable problems which could erode the cost management performance. Unanticipated program problems which erode cost management performance could cause some or all of the recognized cost management fees to be reversed and would be offset against receivable amounts from the government or repaid to the government. Circumstances which could erode cost management performance include, but are not limited to, failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents. The Company is currently producing RSRMs under the RSRM Buy 4 contract which is expected to be in effect through 2007.

5.  Inventories

Inventories are summarized as follows at December 31, 2000 (in thousands):

Work-in-process	$11,578
Raw materials and supplies	13,724
Inventoried costs related to government contracts and other long-term contracts	39,496
Less: Progress payments received on long-term contracts	(23,580)
Reserve for excess or obsolete items	(3,000)

Total	$38,218

6.  Self-insurance Liabilities

The Company has recorded a liability of $11,097,000 for anticipated losses relating to self-insurance programs. Included in this amount is $5,621,000 that has been billed and collected from the government for possible future insurance claims. Management believes that should future claims be less than the amount of this reserve, the Company would be required to return unused amounts to the government. Accordingly, the $5,621,000 has been reflected as a long-term liability on the Special Purpose Balance Sheet based on the requirement that excess amounts are to be refunded to the government.

The remaining amount recorded in self-insurance liabilities of $5,476,000 represents reserves for estimated claims relating to workers compensation, general and automobile liabilities. The Company is presently unable to provide actuarial studies or other supporting documentation related to these amounts. The actual amount related to these liabilities could be different from the recorded amount.

F–5

7.  Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following at December 31, 2000 (in thousands):

Environmental remediation (Note 11)	$12,749
Post-employment benefit obligations	11,679
Other	3,162

Total	$27,590

8.  Pension and Other Postretirement

The Company has noncontributory-defined pension plans covering most employees. The Company also provides certain nonvested health care and life insurance benefits to most retirees and eligible dependents (other benefits). The Company's pension and other benefit plans are summarized as follows at December 31, 2000 (in thousands):

	Pension Benefits	Other Benefits
Change in projected benefit obligations:
Beginning projected benefit obligations at May 31, 2000	$589,100	$143,600
Service cost	6,100	2,200
Interest cost	26,100	6,300
Actuarial losses, net	22,700	4,600
Benefits paid	(20,900)	(5,200)

Ending projected benefit obligations	$623,100	$151,500
Change in plan assets:
Beginning fair value of plan assets at May 31, 2000	$745,900	$31,200
Actual return on plan assets	2,800	1,400
Employer contributions	—	5,600
Benefits paid	(20,900)	(5,200)
Administrative costs	(400)	—

Ending fair value of plan assets	$727,400	$33,000
Reconciliation to balance sheet amounts:
Fair value of plan assets exceeds (less than) projected benefit obligations	$104,300	$(118,500)
Unrecognized net loss (gain)	58,900	4,700

Net amount recognized	$163,200	$(113,800)

    Assets of the Company-sponsored plans are invested primarily in marketable equity securities and bonds. Certain pension plans contain restrictions on using excess pension plan assets in the event of a change in control of the Company.

    Actuarial assumptions used were as follows at December 31, 2000:

	Pension Benefits	Other Benefits
Discount rate	7.75%	7.75%
Rate of compensation increase	5.00%	—
Expected long-term rate of return on assets	9.00%	9.00%

F–6

    For measurement purposes, an 8.50% annual rate of increase in the per capita of covered health care benefits was assumed. The rate was assumed to decrease to 5.50% for 2005.

    A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 percentage point increase	1 percentage point increase
Effect on total of service and interest cost components	$267	$244
Effect on postretirement benefit obligations	$7,715	$7,045

The Company has a matching 401(k) savings plan for eligible employees. Company contributions to the matching savings plans for the seven month period ending December 31, 2000 were approximately $2,800,000 and are based on a limited percentage of participant contributions.

Under Section 6.3 of the Agreement, certain employees of the Company will transfer employment to Alcoa on the closing date of the sale. In connection with the transfer of employment, the benefit liabilities accrued under the Company's defined benefit pension plan and a corresponding amount of assets from the related trust shall be transferred to a specified Alcoa benefit plan. These benefit liabilities and trust assets of approximately $1,200,000 have not been excluded from the Special Purpose Balance Sheet.

Cordant sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of employees. Contributions are included in a restricted trust, which is subject to the claims of Cordant's creditors. The assets and liabilities associated with these supplemental arrangements have been excluded from the Special Purpose Balance Sheet as discussed in Note 2. In accordance with Section 6.3 (b) of the Agreement, Alcoa has established a new restricted trust to cover supplemental plan arrangements to specified groups of the Company's employees. Assets will be transferred from the existing restricted trust of Cordant equal to the liabilities of employees who remain actively employed with the Company on the closing date of the sale. These assets and liabilities are estimated by Alcoa to be approximately $16,300,000.

9.  Contingent Matters

Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Given the uncertainties associated with legal proceedings, the precise amount of loss, if any, is not presently determinable. Therefore, it is possible that the results of operations or liquidity in a particular period could be materially affected by the resolution of certain contingencies. The Company believes, based in part on the advice of legal counsel, that the disposition of matters that are pending or asserted will not have a material adverse effect on the Company's financial condition.

Cordant is currently pursuing a litigation matter known as Cordant Technologies v. Autoliv ASP (Autoliv). Cordant has asserted Autoliv is not in compliance with a royalty agreement between the two companies. Cordant is pursuing unpaid past royalties in addition to future compliance with the royalty agreement. The Company, based in part on the advice of legal counsel, is unable to determine the ultimate resolution of this matter. As a result, the Company has not recorded a receivable for potential recovery as of December 31, 2000.

In accordance with an agreement between Alcoa and ATK, ATK will retain ownership, control and responsibility for this litigation after the closing date. ATK will be responsible for funding the expenses associated with this litigation on an on-going basis. In the event of a recovery, Alcoa will be reimbursed

F–7

for expenses incurred prior to the closing date up to $500,000 and will also share in the net recovery on a graduated basis.

10. Long-Term Stock Incentive Plan

In connection with the acquisition of Cordant by Alcoa as described in Note 1, all of Cordant's outstanding stock options were converted to options to purchase Alcoa common stock under the existing provisions of Cordant's stock option plans. The stock options were converted at the market price of Alcoa stock on the acquisition date, as stipulated in the merger agreement between Cordant and Alcoa, and were fully vested upon the change in control. As a result, the fair market value of the unexercised options as of the date of Alcoa's acquisition of Cordant, were included in the determination of the purchase price of Cordant. At December 31, 2000, 29 active and retired employees of the Propulsion Operations held 672,205 stock options to acquire an equivalent number of Alcoa's common shares.

11. Environmental Matters

The Company is involved with two Environmental Protection Agency (EPA) superfund sites designated under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) in Morris County, New Jersey. These sites were operated approximately 30 years ago by the Company for government contract work. The Company has not incurred any significant costs related to these environmental sites. The Company has signed a consent decree with the EPA on the Rockaway Borough Well Field site and with the state of New Jersey on the Rockaway Township Well Field site. At the Rockaway Borough site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3,345,000, of which approximately $200,000 is estimated to be spent during 2001. At the Rockaway Township Well Field site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3,075,000, of which approximately $300,000 is estimated to be spent during 2001. The Company has recorded a long-term liability of $5,920,000 and a current liability of $500,000 which are included in other noncurrent liabilities and other accrued liabilities, respectively, representing the estimated future costs relating to these sites.

In addition to the above sites, the Company has ongoing involvement with environmental issues at other locations and has recorded a $7,459,000 accrual for response costs, site remediation, and future operations and maintenance costs. Of the total, $6,829,000 and $630,000 is recorded in other noncurrent liabilities and other accrued liabilities, respectively. The environmental liabilities have been determined using undiscounted future cash flows. The Company believes that any liability exceeding amounts recorded will not have a material adverse impact on the Company's financial condition.

12. Lease commitments

The Company has operating leases that are principally short-term and primarily for buildings, office space, and other real estate. Renewal options are available on certain of these leases. Future minimum rental commitments under non-cancelable leases total approximately $4,899,000 in 2001, $5,305,000 in 2002, $3,927,000 in 2003 and $695,000 in 2004. Certain plant facilities and equipment are provided for use by the government under short-term or cancelable arrangements.

F–8

13. Related Party Transactions

The Company receives certain services from Cordant and Alcoa. These transactions and services are discussed in further detail below.

      Alcoa Transactions

The Company participates in the Alcoa cash management system in which the cash collections are transferred to Alcoa on a daily basis, with the exception of certain minimum cash balances. All cash requirements of the Company are funded by Alcoa through an interunit borrowing arrangement. The minimum cash balances and related interunit borrowings have been reflected as parent company investment since these amounts are not included in the sale to ATK in accordance with the Agreement.

The Company uses certain services provided by Alcoa. These services include shared accounting functions, taxes, and legal and environmental affairs. In addition, Alcoa develops, negotiates and administers the Company's insurance programs. The insurance includes coverage for real and personal property, workers' compensation, third party, employer, automobile, general product and other standard liability coverage.

      Cordant Transactions

The Company uses certain services provided by Cordant. These services generally include human resources, environmental and accounting. In addition, the Company receives the benefit of certain general and administrative, expenses at Cordant. The cost includes the salaries of executive management and their support staff, corporate Propulsion Operations (A Division of Cordant Technologies Inc) Notes to Special Purpose Balance Sheet December 31, 2000 finance and the related departmental cost. The Company provides certain administrative services related to accounting and information systems to Alcoa subsidiaries.

The effect of all the Alcoa and Cordant allocated parent costs of these services and the related intercompany receivables and payables have been reflected as parent company investment since these amounts are not included in the sale to ATK in accordance with the Agreement.

14. Government Receivable for Other Postretirement Benefits

In 1997 the Company entered into a settlement agreement with the government under which the government will reimburse the Company, under certain conditions, the other postretirement benefits accrued for employees related to previously closed government-owned-contractor-operated facilities. The Company recorded a net receivable from the government of $10,093,000 at the date of Alcoa's acquisition of Cordant to reflect the impact of this settlement with the government. Had this receivable not been recorded at the date of acquisition, goodwill would have increased by $10,093,000. The net receivable at December 31, 2001 is $11,262,000.

15. Subsequent Event

As discussed in Note 2, Alcoa has entered into a definitive agreement to sell the issued and outstanding stock of Cordant (after consideration of the carve out of assets and liabilities not related to the Propulsion Operations) to ATK for $685,000,000 million. The transaction is expected to be completed in the second quarter of 2001.

F–9

Thiokol Propulsion Operations
(a Division of Cordant Technologies Inc.)
Consolidated Balance Sheets (Unaudited)

Amounts in thousands	December 31, 2000	December 31, 1999
Assets
Current assets:
Cash	$12	$12
Receivables	120,626	60,016
Net inventory	38,218	33,529
Other current assets	30	58

Total current assets	158,886	93,615
Net property, plant, and equipment	314,636	146,100
Goodwill	202,516	24,063
Other intangible assets	11,476
Prepaid and intangible pension assets	163,213	25,624
Other assets	12,731	5,389

Total assets	$863,458	$294,791

Liabilities and Parent Company Equity
Current liabilities
Accounts payable	$26,611	$11,096
Contract advances (net)	16,099	24,771
Accrued compensation	24,000	19,516
Other accrued liabilities	13,689	1,298

Total current liabilities	80,399	56,681
Post retirement benefits liability	113,800	66,712
Other long-term liabilities	38,687	39,861

Total liabilities	232,886	163,254
Parent company investment	630,572	131,537

Total liabilities and parent company equity	$863,458	$294,791

See Notes to the Consolidated Financial Statements (Unaudited).

Thiokol Propulsion Operations
(a Division of Cordant Technologies Inc.)
Consolidated Income Statements (Unaudited)

	Years Ended December 31
Amounts in thousands	2000	1999	1998
Sales	$607,006	$587,976	$643,111
Operating expenses:
Cost of sales	495,638	475,887	539,434
Research and development	7,633	7,755	8,403
Selling and marketing	5,337	5,621	4,265
General and administrative	6,705	9,009	12,210
Other operating activities	(285)	(288)	(1,115)

Total operating activities	515,028	497,984	563,197
Income from operations before income taxes	91,978	89,992	79,914
Income tax provision	32,192	31,497	27,960

Net income	$59,786	$58,495	$51,954

See Notes to the Consolidated Financial Statements (Unaudited).

Thiokol Propulsion Operations
(a Division of Cordant Technologies Inc.)
Consolidated Statements of Cash Flows (Unaudited)

	Years Ended December 31
Amounts in thousands	2000	1999	1998
Operating Activities
Net Income	$59,786	$58,495	$51,954
Adjustments to net income to arrive at cash provided by operations:
Depreciation	25,862	16,446	19,957
Amortization	4,185	1,041	1,043
Changes in assets and liabilities
Receivables	(70,895)	13,419	25,002
Inventory	(4,689)	(4,766)	(2,835)
Accounts payable	15,515	(5,979)	(1,143)
Contract advances (net)	(8,672)	14,590	(6,175)
Accrued compensation	4,484	2,073	(1,926)
Post-retirement benefits liability	2,650	(1,010)	108
Other assets and liabilities	(6,878)	(3,162)	(21,788)

Cash provided by operations	21,348	91,147	64,197
Investing Activities
Capital expenditures	(12,332)	(17,361)	(13,459)

Cash used for investing activities	(12,332)	(17,361)	(13,459)
Financing Activities
Parent company withdrawals (net)	(9,016)	(73,786)	(50,738)

Cash used for financing activities	(9,016)	(73,786)	(50,738)
Increase (decrease) in cash	—	—	—
Cash at beginning of period	12	12	12

Cash at end of period	$12	$12	$12

See Notes to the Consolidated Financial Statements (Unaudited).

Thiokol Propulsion Operations
(a Division of Cordant Technologies Inc.)

Notes to the Consolidated Financial Statements (Unaudited)

1.  Basis of Presentation

    On May 25, 2000, Alcoa Inc. (Alcoa) acquired for $3,3000 million all the outstanding common stock of Cordant Technologies Inc. (Cordant). Of the total purchase price, $600 million was allocated to Thiokol (the Company) based upon valuations and other studies.

    The Company was organized as a business unit of Alcoa and not a distinct legal entity. These financial statements include the following operations and/or subsidiaries of the Company, the primary business being the manufacturing of solid rocket propulsion systems for space and defense applications:

    Northern Utah Propulsion

    Elkton, Maryland

    TCR Composites Division

    Thiokol Technology, Inc.

    Years 1999 and 1998 include a full allocation of Cordant corporate office expenses. Year 2000 includes a full allocation of Cordant corporate office expenses for the period January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period May 26 to December 31, 2000. No Alcoa corporate office expenses were allocated to the Company from May 26 to December 31, 2000 under Alcoa ownership. These corporate office expenses include the salaries and related costs of executive management and their support staff, including the legal, human resources, finance, and other administrative functions.

    All cash generated by the Company for all years represented in the financial statements was withdrawn by the parent company. No attempt has been made to estimate and record interest income that would have accrued to the Company had the cash been retained.

2.  Significant Accounting Policies

    Use of Estimates:  These statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts, and reserves are utilized in the earnings recognition process that affect the reported amounts in the financial statements. Actual results may differ from those estimates.

    Revenue Recognition Under Long-Term Contracts:  Revenues encompass products sold and services performed principally under contracts and subcontracts with various U.S. Government agencies and aerospace prime contractors. Revenues under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized as a ratio of costs incurred during the period to estimated total costs. Revenues under fixed-price-type contracts are recognized when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be estimated. The Company participates in joint ventures and records its share of revenues and profits related to such ventures on the percentage of completion method. Adjustments to estimates, which can affect both sales and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

    Inventories:  Inventories are stated at the lower of cost or market. Inventories include estimated recoverable costs related to long-term fixed-price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice,

F–13

such costs include amounts that are not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contracts and programs.

    Property, Plant, and Equipment: Property, plant, and equipment acquired at the date of acquisition are recorded at appraised value. Property, plant, and equipment purchased subsequent to the date of acquisition are recorded at cost. Building and improvements' useful lives vary between 20 and 30 years and other assets' lives vary between 3 and 20 years.

    Goodwill and Other Intangible Assets:  Goodwill and other intangible assets (tradenames and patents) represent the excess of cost over net tangible assets of acquired businesses. It is the Company's policy to amortize other intangible assets and goodwill on a straight-line basis over not more than 40 years.

    Impairment of Long-Lived Assets:  The carrying value of property, plant and equipment and intangibles is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying business. Adjustments for impairment are made if the sum of expected future net cash flows is less than the carrying value.

    Concentrations of Risk:  Substantially all sales of the Company is derived from contracts with the government. Should the government terminate existing contracts or cease to enter into future contracts, the operations of the Company would be materially impacted.

    Pension Benefit Plans:  Pension costs charged to and recovered through government contracts approximate amounts contributed to pension plans. Pension costs for financial statement purposes are calculated in conformity with SFAS No. 87, "Employers' Accounting for Pensions." Historically, the annual amount of pension cost recovered through government contracts and included in sales exceeded the amount of pension cost included in the financial statements. As a result, the Company deferred sales to provided a better matching of revenues and expenses. This accounting practice of deferring revenue ceased on May 25, 2000, with the acquisition by Alcoa. Had revenue been deferred for all of calendar year 2000, income before income taxes would have decreased by approximately $6.4 million. Both accounting methods are acceptable under accounting principles generally accepted in the United States.

    Income Tax Provision and Current and Deferred Income Tax Balances:  Income tax provision amounts in the financial statements are average historical effective tax rates for Cordant and are not estimates for the Company on a stand-alone basis. Current and deferred income tax balance sheet amounts have been excluded from these financial statements.

    Parent Company Investment:  Since the Company is not a distinct legal entity (see Note 1 for a description of the operations), there are no customary equity and capital accounts. Instead, a parent company investment is maintained by the Company to account for interunit transactions. Parent company investment includes the original investment by Cordant and Alcoa, accumulated earnings since the related acquisitions, and other interunit transactions.

    Supplemental Cash Flow Information:  Non-cash investing and financing activities in 2000 include approximately $448 million of investing and financing activities related to the acquisition of the Company by Alcoa including the allocation by Alcoa of the increase in net assets of the Company.

F–14

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Alliant Techsystems Inc. on April 27, 2001.
99.2	Press Release issued by Alliant Techsystems Inc. on April 27, 2001.
99.3	Press Release issued by Alliant Techsystems Inc. on April 27, 2001.

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SIGNATURES
INDEX TO OTHER INFORMATION PROVIDED
ANNEX A—RECENT DEVELOPMENTS AND ADDITIONAL INFORMATION
FORWARD-LOOKING STATEMENTS
PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION
Pro Forma Combined Consolidated Income Statement And Other Data Twelve Months Ended December 31, 2000 (dollars in thousands, except ratios)
Pro Forma Combined Consolidated Income Statement And Other Data Year Ended March 31, 2000 (dollars in thousands)
Pro Forma Combined Consolidated Income Statement and Other Data Nine Months Ended December 31, 2000 (dollars in thousands)
Notes To Pro Forma Combined Consolidated Income Statements and Other Data (dollars in thousands)
Pro Forma Combined Consolidated Balance Sheet As of December 31, 2000 (Dollars in thousands, except share data)
Notes to Pro Forma Combined Consolidated Balance Sheet (dollars in thousands)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THIOKOL (dollars in thousands)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THIOKOL
PROGRAMS AND PRODUCTS
POTENTIAL FUTURE STRATEGIC ALLIANCES
DESCRIPTION OF NEW SENIOR CREDIT FACILITIES
Thiokol Propulsion Operations (A Division of Cordant Technologies Inc.) Special Purpose Balance Sheet (Unaudited, but Audit Pending) As of December 31, 2000 (in thousands)
Thiokol Propulsion Operations (a Division of Cordant Technologies Inc.) Consolidated Balance Sheets (Unaudited)
Thiokol Propulsion Operations (a Division of Cordant Technologies Inc.) Consolidated Income Statements (Unaudited)
Thiokol Propulsion Operations (a Division of Cordant Technologies Inc.) Consolidated Statements of Cash Flows (Unaudited)
Thiokol Propulsion Operations (a Division of Cordant Technologies Inc.) Notes to the Consolidated Financial Statements (Unaudited)
EXHIBIT INDEX